EXHIBIT 99.1

October 23, 2003

NB&T Financial Group, Inc. (Nasdaq: NBTF), parent company of The National Bank and Trust Company, Wilmington, Ohio, announced net income for the third quarter of 2003 of $810,000, or $.26 per diluted share, compared to $1.73 million, or $.55 per diluted share, for the same period last year. Net income for the first nine months of 2003 was $4.04 million, or $1.27 per diluted share, compared to net income of $5.17 million, or $1.66 per diluted share, for the same period last year.

Net income was down primarily due to a decrease in net interest income and an increase in the provision for loan losses. Net interest income decreased 14.3% to $5.11 million for the third quarter of 2003 from $5.96 million for the same quarter last year. Interest income decreased to $8.28 million for the third quarter of 2003 from $10.23 million during the same period last year. Although average loans outstanding for the third quarter increased 3.5%, compared to the prior year, the effect of the decline in their average yields, from 7.46% to 6.46%, exceeded the effect of those gains. In addition, the tax-equivalent yield on average securities decreased from 5.33% for the third quarter last year to 3.38% for the third quarter of this year due to increased prepayments on mortgage backed securities and reinvestment of called and matured bonds at lower rates.

Interest expense decreased 25.6% to $3.17 million during the third quarter of 2003 from $4.27 million during the same period last year to partially offset the decrease in interest income. Average interest-bearing liabilities for the third quarter increased .6% from last year to $575.2 million, and their cost decreased from 2.96% during the third quarter of last year to 2.19% in the third quarter of this year. Tax-equivalent net interest margin decreased to 3.30% for the third quarter of this year from 3.91% for the third quarter of last year. Year to date net interest income decreased 8.6% during the first nine months of 2003 compared to the same period last year.

The provision for loan losses was $1.29 million during the third quarter of 2003 compared to $550,000 during the third quarter of last year. For the first nine months of 2003, the provision increased 65.4% to $2.32 million from $1.40 million for the same period last year. The higher provision for loan losses for the three and nine months ended September 30, 2003 was attributable to two factors. First, net charge-offs were $802,000 and $1.78 million for the three and nine months ended September 30, 2003, compared to $552,000 and $1.40 million for the same periods in 2002. Secondly, management increased the specific reserve against a relationship based on reappraisal of collateral securing the loans. Weakness in the local economy has had a negative impact on the value of income-producing collateral securing certain loans.

Non-interest income, excluding securities gains, was $2.12 million for the third quarter of 2003, 1.5% below the third quarter of 2002 due primarily to decreases in commissions earned by the Company’s insurance agency subsidiary, trust fees, ATM network fees and bank-owned life insurance income. Year-to-date non-interest income, excluding securities gains, was $6.49 million, 1.5% above the first nine months of 2002 due primarily to increases in service charges on deposit accounts and insurance agency commissions. The Company also realized gains on securities sold of $907,000 in the first nine months of 2003, compared to $34,000 in the same period in 2002.

Non-interest expense was $5.13 million for the third quarter of 2003, compared to $5.36 million for the same quarter last year. For the first nine months of 2003, non-interest expense increased 1.3% over the same period last year to $16.33 million. The increase occurred primarily in salaries and benefits expense.

Performance ratios for the third quarter of 2003 included a return on assets of .47%, and a return on equity of 5.46%. For the first nine months of 2003, return on assets was .78% and return on equity was 9.25%.

Total assets remained relatively unchanged from last year at $681.9 million. Net loans were $403.2 million, an increase of 4.8%, and total deposits decreased from $472.2 million to $458.3 million. Book value per share was $17.77 and equity to assets was 8.4% as of September 30, 2003.

On September 16, 2003 the Board of Directors declared a dividend of $0.24 per share, payable October 24, 2003 to shareholders of record on September 30, 2003. This is an increase of 4.3% from the third quarter of 2002.

NB&T Financial Group, Inc. & Subsidiaries

Consolidated Financial Highlights

(thousands, except per share data)

(unaudited)

	For the Three Months Ended September 30			For the Nine Months Ended September 30
	2003	2002	Percent Change	2003	2002	Percent Change
Interest income	$8,282	$10,228	(19.0)%	$26,457	$31,009	(14.7)%
Interest expense	3,173	4,267	(25.6)	10,351	13,395	(22.7)

Net interest income	5,109	5,961	(14.3)	16,106	17,614	(8.6)
Provision for loan losses	1,289	550	134.4	2,316	1,400	65.4

Net after provision	3,820	5,411	(29.4)	13,790	16,214	(14.9)
Securities gains (losses)	—	—	—	907	34	—
Non-interest income	2,124	2,156	(1.5)	6,486	6,387	1.5
Non-interest expense	5,132	5,357	(4.2)	16,334	16,129	1.3

Income before income tax	812	2,210	(63.2)	4,849	6,506	(25.5)
Income tax	2	483	(99.5)	811	1,341	(39.5)

Net income	$810	$1,727	(53.1)	$4,038	$5,165	(21.8)

Per share:

Net income—basic	$0.26	$0.56	(53.6)%	$1.29	$1.67	(22.8)%
Net income—diluted	$0.26	$0.55	(52.7)	$1.27	$1.66	(23.5)
Dividends	0.24	0.23	4.3	0.72	0.69	4.3
Book value (a)	17.77	17.61	0.9

Ratios:

Return on Assets	0.47%	1.01%	(53.7)%	0.78%	1.02%	(23.2)%
Return on Equity	5.46	12.42	(56.0)	9.25	13.12	(29.5)
Equity to Assets Ratio	8.40	8.29	1.3

	September 30
	2003	2002	Percent Change
Cash and due from banks	$17,093	$19,221	(11.1)%
Short-term funds	8,985	11,990	(25.1)
Securities	207,120	220,207	(5.9)
Loans-net	403,212	384,826	4.8
Other assets	45,445	45,857	(0.9)

Total assets	$681,855	$682,101	(0.0)

Demand deposits	$50,991	$50,383	1.2
Time deposits	407,342	421,796	(3.4)
Short-term borrowings	29,753	27,716	7.3
Long-term debt	133,714	121,385	10.2
Other liabilities	2,791	4,292	(35.0)
Shareholders’ equity	57,264	56,529	1.3

Total liabilities and capital	$681,855	$682,101	(0.0)

(a) Includes unallocated ESOP shares

End of Filing